Exhibit 99.2

June 25, 2013

To All Employees,

Your Board of Directors understands that some employees have questions regarding the termination of George Zimmer as Executive Chairman.

Please understand that our actions were not taken to hurt George.  Rather we were focused on what we believed to be in the best interests of Men’s Wearhouse, as well as shareholders and employees.  While George owns 3 ½% of the stock, it is our obligation to represent the interests of all shareholders.

George had difficulty accepting the fact that the Men’s Wearhouse is a public company with an independent Board of Directors and that he has not been the Chief Executive Officer for two years.  He advocated for significant changes that would enable him to regain control, but ultimately he was unable to convince any of the Board members or senior executives that his positions were in the best interests of employees, shareholders or the company’s future.  These issues of contention included, among other things:

•                  After selecting our CEO, Doug Ewert, and several of the management team that has effectively been running the company for many years with great success, George eventually refused to support the team unless they acquiesced to his demands.

•                  George expected veto power over significant corporate decisions.  Among them was executive compensation despite the fact that we — as required of a public company — have an independent committee of the Board that sets policy in this area.

•                  After initially supporting the review of strategic alternatives for K&G as proposed by management and supported by the Board, George reversed course.  Despite George’s objection, the Board and management remain committed to the K&G review process.

•                  George reversed his long-standing position against taking the company private by arguing for a sale of the Men’s Wearhouse to an investment group.  The Board believes such a transaction would not be in the best interests of our shareholders, and it would be a very risky path on many levels.  It would require the company to take on a huge amount of debt to pay for such a transaction.  The Board strongly believes that such a transaction would be highly risky for our employees and would threaten our company culture that is so important to all of us.

•                  The Board is unanimously of the view that now is not the time to sell the company.  The Board is committed to a strategic plan carefully developed by CEO Doug Ewert and the rest of the company’s experienced management team, which we all believe will maximize long-term value for all shareholders.

George presented the Board with the choice of either a) continuing to support our CEO and the management team on the successful path they had been taking, or b) effectively re-instating George as the sole decision maker.  The Board strongly believed that the best course of action was to re-affirm its support for Doug Ewert, the senior management team, our shareholders and our employees.

Neither the Board nor management desired a total breakdown of the relationship between George and the company.  In our discussions with George, we made considerable efforts to find a solution that would have allowed him to continue to have a significant involvement with Men’s Wearhouse.  Unfortunately, George wouldn’t accept anything other than full control of the company and the Board was left with no choice but to terminate him as Executive Chairman.

As a Board, we care deeply about the culture of Men’s Wearhouse, which we fostered and helped create along with the management team and all of you, who make this company what it is today.  We stand behind its core values of world-class customer service, servant leadership and the open door culture that celebrates the value of every voice.  As we stated, we fully support Doug Ewert, our CEO, and senior management team who are unified and focused on the future of the company and the best interest of our shareholders and employees.

We know that the actions of the Board have concerned many of you, but we hope you understand that these were choices that needed to be made, and we have great confidence in the strength of this company, its future direction, and particularly all of you.

Thanks for all you have done — and will do — for Men’s Wearhouse.

Sincerely,

The Men’s Wearhouse Board of Directors